February 28, 2014

Dear Rancon Realty Fund V Limited Partner:

You may have recently received an offer to purchase your units in Rancon Realty Fund V (the “Fund”) from MacKenzie Capital Management, LP and its affiliates (the “Purchaser”). The Purchaser is not associated with the Fund or the General Partners of the Fund, nor is the offer endorsed by the Fund or the General Partners.

We have commented upon similar offers in the past. As you know, whether to accept the offer to purchase your units is an individual decision that only you can make, and, for that reason, neither the Fund nor the General Partners express an opinion on the offer, neither recommending its acceptance nor its rejection. What is important is that you make an informed decision in considering whether to sell your units to the Purchaser, and we urge you to review the offer with your advisors if you have any interest in accepting it. In reviewing the Purchaser’s offer, please consider the factors set forth in this letter. In addition, we encourage you to read the tip sheet prepared by the Securities and Exchange Commission (“SEC”) alerting investors about min-tender offers, available on line at http://www.sec.gov/investor/pubs/minitend.htm. If you would like the Fund to provide you with a copy, please contact Investor Services, toll free at 888-909-7774, and they will be happy to send you one.

Factors to Consider:

•	You are not obligated to take any action regarding the offer from the Purchaser.

•	Whatever you do, do not make a hasty decision. Confer with your broker and/or financial and tax advisors, decide if you wish to sell your units now, and if you wish to do so, explore other liquidity options prior to making any decision to sell your units to the Purchaser. We are not endorsing the idea that Limited Partners should liquidate now; however, if you wish to do so, you have alternatives. Please contact Investor Services, toll free at 888-909-7774, and they will be happy to provide you with information regarding additional potential buyers of your units.

•	At December 31, 2013, the General Partners’ valuation estimate of the Fund’s units was $406 per unit. Such valuation estimate was established by the General Partners based solely on the estimated net asset value of the Fund’s properties and other assets. No third-party appraisals were obtained in connection with the General Partners’ valuation of the units, and the General Partners’ valuation and the methodology they employed was not verified or reviewed by any third-party advisor, including the Fund’s auditors. The actual amount for which the Fund’s properties are eventually sold may be materially lower than the current estimates of their fair market values made by the General Partners. It should also be noted that ERISA plan fiduciaries and IRA custodians may use unit valuations obtained from other sources, such as prices paid for the Fund’s outstanding units in secondary market trades, and that such estimated unit valuations likely will be lower than that estimated by the General Partners. The General Partners’ valuation of the units also does not represent the price units can be sold for on the informal secondary market. That price is generally 10 to 40% of the current per unit valuation, less any fees or commissions that may be charged.

•	As we have mentioned in previous correspondence, the Fund is required, by the terms of its partnership agreement, to dissolve on December 31, 2015. The Fund plans to send a Consent Solicitation Statement to its Limited Partners to seek their consent to the dissolution of the Fund prior to December 31, 2015. The consent will require the approval of Limited Partners holding a majority of the outstanding units to become effective. The General Partners have engaged counsel to assist with the preparation of the Consent Solicitation Statement, and anticipate that it will be filed with the SEC within the next 30-45 days. Once the Consent Solicitation Statement has been declared final in accordance with the SEC’s proxy rules, the Fund will send the Consent Solicitation Statement to all Limited Partners. We are not soliciting the consent of Limited Partners to the dissolution of the Fund now; such solicitation can only be made after the Consent Solicitation Statement has been declared final in accordance with the SEC’s proxy rules.

261 Boeing Court

Livermore, California 94551

925.241.7143 Fax 925.371.0167

Toll-free 888.909.7774

If the dissolution of the Fund is approved by the Limited Partners, the General Partners will begin an orderly liquidation of the Fund’s assets, which will include selling all the properties of the Fund and distributing the net proceeds to the Limited Partners. The General Partners anticipate that the Fund will complete the sale of its properties within approximately 12-18 months after the Limited Partners have approved the dissolution. However, because of numerous uncertainties, the liquidation process may take longer or shorter than expected. Dissolution can be a complex process that may depend on a number of factors, most of which are beyond the Fund’s control. Accordingly, there can be no assurance that the liquidation will be completed within a specified time frame.

This letter does not constitute financial advice. The information in this letter does not take into account your personal financial objectives, financial situation or needs. It is therefore important that you seek your own advice on how to manage your investment in the Fund. However, if you have any further questions about matters raised in this letter, please feel free to contact Investor Services.

Sincerely,

Daniel L. Stephenson

General Partner

Caution Concerning Forward-Looking Statements

Statements in this letter containing the General Partners’ and the Fund’s projections of values of the outstanding units of the Fund, its properties and assets, discussing the plans and objectives of the General Partners and the Fund for the dissolution of the Fund, discussing the anticipated sale of the Fund’s properties, and our statements of the assumptions underlying our discussion of future events, are all considered “forward-looking statements” under securities law. These statements are typically characterized by the use of words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” or similar expressions. Please appreciate that the actual results or events in the future may differ materially from those contained in any forward-looking statement. Important factors that could cause actual results to differ materially from those in the forward-looking statements in this letter include, without limitation, the sale of the Fund’s properties at less than the prices projected, the costs of liquidation being higher than estimated, or the Fund’s inability to dispose of its properties within the anticipated time frame.